Exhibit 21

JOINT FILING AGREEMENT
The undersigned agree that this Schedule 13D relating to the shares of Common Stock, par value $0.001 per share, of AeroGrow International, Inc. shall be filed on behalf of the undersigned.
Dated: May 2, 2013

SMG GROWING MEDIA, INC.

By:	/s/ VINCENT C. BROCKMAN
	Name:	Vincent C. Brockman
	Title:	Executive Vice President and Secretary

THE SCOTTS MIRACLE-GRO COMPANY

By:	/s/ VINCENT C. BROCKMAN
	Name:	Vincent C. Brockman
	Title:	Executive Vice President, General Counsel and Corporate Secretary